UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 23, 2026
Date of Report (Date of earliest event reported)

Flotek Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13270	90-0023731
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5775 N. Sam Houston Parkway W., Suite 400 Houston, TX, 77086
(Address of principal executive office and zip code)

(713) 849-9911
(Registrant’s telephone number, including area code)

(Not applicable)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Exchange on which registered
Common Stock, $0.0001 par value	FTK	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement
Senior Secured Term Loan Facility
On September 23, 2026 (the “Closing Date”), Flotek Industries, Inc., a Delaware corporation (the “Company” or “Borrower”), entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto from time to time (the “Lenders”), Alter Domus (US) LLC, as administrative agent (the “Administrative Agent”), and Alter Domus (US) LLC, as collateral agent (the “Collateral Agent”), with an affiliate of Elda River Capital Management, LLC serving as coordinating lead arranger. Pursuant to the Credit Agreement, the Lenders made initial term loans to the Borrower in an aggregate principal amount of $75.0 million (the “Initial Term Loans”) on the Closing Date. The net proceeds of the Initial Term Loans were used to refinance the Borrower’s existing indebtedness under the PWRTEK Note (as defined below), and are expected to be used to fund capital expenditures, and for working capital and general corporate purposes. The Initial Term Loans may be prepaid or repaid in accordance with the terms of the Credit Agreement, but once repaid or prepaid, may not be reborrowed.
Set forth below are certain of the additional material terms of the Credit Agreement:
Commitments: In addition to the Initial Term Loans, the Credit Agreement provides for committed initial delayed draw term loans in an aggregate principal amount not to exceed $15.0 million (the “Initial Delayed Draw Term Loans”) that the Borrower may request one time after the Closing Date and on or prior to June 30, 2027. The Borrower may also, to the extent approved by the Required Lenders (as defined in the Credit Agreement), request from the Lenders delayed draw term loan commitments of the same class as the outstanding Initial Term Loans in an aggregate amount not to exceed $30.0 million (the “Delayed Draw Term Loans”, and together with the Initial Term Loans and the Initial Delayed Draw Term Loans, the “Loans”) during the period from the Closing Date until March 31, 2028. If the Required Lenders do not consent to the delayed draw term loan commitments or any portion of the requested amount remains uncommitted and unfunded, the Borrower may, in lieu of such Delayed Draw Term Loans, incur other subordinated indebtedness in an amount not to exceed the portion of the $30.0 million uncommitted delayed draw amount that has not been funded as Delayed Draw Term Loans or previously incurred as other subordinated indebtedness. The funding of Initial Delayed Draw Term Loans and Delayed Draw Term Loans is subject to certain conditions, including that the Consolidated Leverage Ratio (as defined in the Credit Agreement) shall not exceed 2.00:1.00 after giving effect to such borrowings.
Interest: Interest on the Loans accrues at a rate per annum equal to Term SOFR (as defined in the Credit Agreement), subject to a floor of 2.50%, plus an applicable margin of 6.50%. Upon the occurrence and during the continuance of an event of default under the Credit Agreement, all overdue principal, overdue interest, overdue fees and other overdue amounts shall bear interest at a rate per annum equal to the lesser of (a) the interest rate otherwise applicable plus 2.00% and (b) the highest rate of interest that lenders may contract for under applicable law. All interest is computed on the basis of a 360-day year.
Amortization: Commencing after the date that is two years after the Closing Date (the “Restricted Period End Date”), the Borrower is required to repay each tranche of Loans in consecutive quarterly installments equal to 0.25% of the aggregate initial principal amount of such Loans, with the remainder due and payable in full on the Maturity Date (as defined below).
Mandatory Prepayments: The Credit Agreement requires the Borrower to make mandatory prepayments with (i) 100% of the net cash proceeds from the issuance or incurrence of indebtedness by any loan party (excluding permitted debt), (ii) commencing with the first fiscal quarter ending after the Restricted Period End Date, 50% of excess cash flow for each fiscal quarter (subject to a $250,000 threshold and reduced by certain voluntary prepayments), (iii) 100% of the net cash proceeds from asset sales or recovery events exceeding $5.0 million individually (subject to a reinvestment right of 270 days, extendable by an additional 270 days if committed), and (iv) upon a change of control, each Lender may elect to require prepayment of such Lender’s pro rata share of the outstanding Loans.
Voluntary Prepayments: The Borrower may at any time after the Restricted Period End Date prepay the Loans, in whole or in part, without premium or penalty (other than in connection with a MOIC Event (as defined below)), upon prior written notice to the Administrative Agent. The MOIC Payment Amount (as defined in the Credit Agreement), which is calculated based on a MOIC Factor (as defined in the Credit Agreement) of 1.30x (or, if Delayed Draw Term Loans have been extended, a blended rate weighted between 1.30x for Initial Term Loans and Initial Delayed Draw Term Loans and 1.20x for Delayed Draw Term Loans), is payable upon (A) voluntary prepayment of the Loans in full, (B) mandatory prepayment pursuant to the Credit Agreement, (C) repayment at maturity, or (D) acceleration following an event of default (each, a “MOIC Event”). Once the aggregate amount of all payments to the Lenders equals or exceeds the product of the aggregate Loan principal extended multiplied by the MOIC Factor, no further MOIC Payment Amount is due. No MOIC Payment Amount is due in connection with a partial prepayment of the Loans.
Security and Collateral: The obligations under the Credit Agreement are secured by security interests in substantially all of the property and assets of the Borrower and each Subsidiary Guarantor (as defined below), subject to certain excluded assets and permitted liens, pursuant to a Guarantee and Collateral Agreement. The security interests are subject to an Intercreditor Agreement (the “Intercreditor Agreement”) among Amerisource (as defined below), the Collateral Agent, the Borrower and the other grantors, which establishes a split-collateral structure. Under the Intercreditor Agreement, Amerisource holds a first priority lien on the accounts receivable, inventory, related instruments and chattel paper, certain blocked accounts, real estate and proceeds of the foregoing of the borrowers under the ABL Agreement (as defined below) (the “Amerisource Priority Collateral”), while the

Collateral Agent holds a first priority lien on all personal property and assets of the Borrower and each Subsidiary Guarantor that is not Amerisource Priority Collateral. Each creditor holds a second priority lien on the other creditor’s priority collateral.
Guarantees: The obligations of the Borrower under the Credit Agreement are guaranteed by each wholly-owned domestic subsidiary of the Borrower (each a “Subsidiary Guarantor”), pursuant to the Guarantee and Collateral Agreement.
Covenants: The Credit Agreement requires the Borrower to comply with certain customary affirmative covenants, including the delivery of financial statements, maintenance of properties, maintenance of insurance, compliance with laws, and further assurances regarding collateral. The Credit Agreement also contains certain negative covenants that, among other things, restrict, subject to certain exceptions, the ability of the Borrower and its subsidiaries to incur indebtedness, grant liens, make investments, engage in acquisitions, mergers or consolidations, pay dividends and other restricted payments, dispose of assets and enter into transactions with affiliates. The Credit Agreement also requires the Borrower to maintain a Consolidated Leverage Ratio (as defined in the Credit Agreement) not exceeding 3.00:1.00 at the end of any fiscal quarter, commencing with the first full fiscal quarter ending after the Closing Date.
Maturity: The Loans mature on September 23, 2031 (the “Maturity Date”), subject to earlier acceleration pursuant to the terms of the Credit Agreement.
One of the Lenders, PC Energy Credit I LLC (“PC Energy”), exchanged through a cashless roll, $12.5 million of the obligations under the PWRTEK Note for the Initial Term Loans held by them. PC Energy is an affiliate of Mr. Dan Wilks and Mr. Farris Wilks (the founders and principal stockholders of ProFrac Holding Corp., a Delaware corporation (“ProFrac”)) and entities owned by or affiliated with them and a related party to ProFrac. The transactions contemplated by the Credit Agreement were approved by the Audit Committee of the Board of Directors pursuant to its Related-Party Transactions Policy.
The foregoing description of the Credit Agreement and the Intercreditor Agreement is qualified in its entirety by reference to the Credit Agreement and Intercreditor Agreement, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, and incorporated by reference herein.
Extension of ABL Agreement
On August 14, 2023, the Company and certain of its subsidiaries entered into a Revolving Loan and Security Agreement (as amended, the “ABL Agreement”) with Amerisource Funding, Inc. (“Amerisource”), as lender. On the Closing Date, the Company and certain of its subsidiaries entered into that certain Consent and Extension Agreement (the “Consent and Extension Agreement”) with Amerisource, pursuant to which, among other things, Amerisource consented to the transactions contemplated by the Credit Agreement and the Company extended the term of the ABL Agreement for an additional twelve (12) months to October 31, 2027.
The foregoing description of the Consent and Extension Agreement is qualified in its entirety by reference to the Consent and Extension Agreement, a copy of which is attached hereto as Exhibit 10.3, and incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement
As previously disclosed, on April 28, 2025, PWRTEK, LLC, a Texas limited liability company (“PWRTEK”) and a subsidiary of the Company, issued a secured promissory note in the initial principal amount of $40 million (the “PWRTEK Note”) to ProFrac GDM, LLC (“ProFrac GDM”), a Texas limited liability company and a wholly-owned subsidiary of ProFrac, in connection with PWRTEK’s acquisition of certain mobile power generation assets and related intellectual property from ProFrac GDM pursuant to an Asset Purchase Agreement, dated as of April 28, 2025 (the “Asset Purchase Agreement”). The PWRTEK Note provided for a five-year term and was subject to a 10.0% annual interest rate. PWRTEK’s obligations under the PWRTEK Note were secured by a first priority lien on the assets acquired by PWRTEK under the Asset Purchase Agreement, including the leased equipment, as well as certain after-acquired property of PWRTEK, and were guaranteed by the Company. The PWRTEK Note was subsequently assigned to PC Energy.
On the Closing Date, the Company used a portion of the net proceeds from the Initial Term Loans under the Credit Agreement to repay in full all outstanding obligations under the PWRTEK Note, and the PWRTEK Note was terminated. Upon such repayment, all liens securing the PWRTEK Note were released.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided under Item 1.01 of this Current Report on Form 8-K regarding each of the transactions described therein is also responsive to Item 2.03 of this Current Report on Form 8-K and is hereby incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure
On September 23, 2026, the Company issued a press release announcing the closing of the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished pursuant to Item 7.01 of this Current Report on Form 8-K and in Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the liabilities of that section and is not deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

Item 9.01	Financial Statements and Exhibits.
d) Exhibits.

Exhibit Number	Description

10.1*
Credit Agreement dated September 23, 2026, among Flotek Industries, Inc., the lenders party thereto from time to time, Alter Domus (US) LLC, as administrative agent, and Alter Domus (US) LLC, as collateral agent, with an affiliate of Elda River Capital Management, LLC serving as coordinating lead arranger.

10.2*
Intercreditor Agreement dated September 23, 2026, among Amerisource Funding, Inc., Alter Domus (US) LLC, as administrative agent and collateral agent, Flotek Industries, Inc. and the other grantors party thereto.

10.3	Consent and Extension Agreement dated September 23, 2026, among Flotek Industries, Inc., Flotek Chemistry, LLC, JP3 Measurement, LLC and Amerisource Funding, Inc.

99.1	Press Release dated September 23, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*Certain schedules and similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company undertakes to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOTEK INDUSTRIES, INC.
Date: September 23, 2026	/s/ Bond Clement
	Name:	Bond Clement
	Title:	Chief Financial Officer